EXHIBIT 99.1

Akorn Appeals Fresenius Kabi Ruling

LAKE FOREST, Ill., Oct. 18, 2018 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq: AKRX), a leading specialty generic pharmaceutical company, today announced that the company filed a notice of appeal to the Supreme Court of the State of Delaware from the recent decision of the Delaware Court of Chancery rejecting Akorn’s claims.  Akorn has also filed a motion seeking expedited proceedings in its appeal.

Akorn disagrees with the opinion issued October 1 by the Court of Chancery.

Despite misleading allegations made by Fresenius throughout the trial regarding Akorn’s regulatory compliance practices and activities, Akorn takes data integrity and other U.S. Food and Drug Administration (“FDA”) compliance issues very seriously.  Akorn is focused on working collaboratively with the FDA as Akorn continues to evaluate and improve its practices and procedures to ensure compliance with FDA regulations.

On October 10, Akorn announced it received a new Abbreviated New Drug Application (ANDA) approval from the FDA for Bimatoprost Ophthalmic Solution, 0.03%, which is indicated to treat hypotrichosis of the eyelashes by increasing their growth including length, thickness and darkness.

Details of Akorn’s appellate argument will be available in Akorn’s opening brief, which will be filed on a schedule set by the Supreme Court.

About Akorn

Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India that manufacture ophthalmic, injectable and specialty sterile and non-sterile pharmaceuticals. Additional information is available on Akorn’s website at www.akorn.com.

Investors/Media:
(847) 279-6162
Investor.relations@akorn.com